Exhibit 99.1

Contact:	William R. Peeples, Chairman 805.692.5479 www.communitywestbank.com	NEWS RELEASE

Martin E. Plourd Joins Community West Bank as President and
Chief Executive Officer of the Bank

Goleta, California, November 2, 2011 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank (“Bank”), announced that Martin E. Plourd was named a Director and President and Chief Executive Officer of the Bank and Vice President of Community West Bancshares.  Edward J. Mylett has been serving as Acting President and Chief Executive Officer of the Bank.

“We are honored and delighted to welcome Mr. Plourd to Community West Bank,” said William R. Peeples, Chairman of the Board of the Company.  “His high energy, leadership abilities and proven expertise in community banking will be of great value to our institution as we continue to position ourselves for future success.”

Before joining Community West Bank, Mr. Plourd has been in banking for 30 years and a bank executive for 20 years.  Since July 2009, he has worked as a consultant on engagements with bank strategic planning, acquisitions and compliance.  From July 2005 to July 2009, Mr. Plourd served first as Chief Operating Officer and then President and Director of Temecula Valley Bank, Temecula, California.  Prior to that, Mr. Plourd spent 18 years with Rabobank/Valley Independent Bank, El Centro, California, including his last position as Executive Vice President and Community Banking Officer.  Mr. Plourd is a graduate of Stonier Graduate School of Banking and California State Polytechnic University.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Transmitted on GlobeNewswire on November 2, 2011, at                 . PDT.